FOR MORE INFORMATION:  Michael R. Cox
Phone 765.497.5829
mcox@bioanalytical.com

Bioanalytical Systems, Inc. Reports Loss for Third Quarter Fiscal 2006, Write-off of Assets

WEST LAFAYETTE, Ind., August 14, 2006 — Bioanalytical Systems, Inc. (Nasdaq:BASI) today reported financial results for its third fiscal quarter and nine months ended June 30, 2006.

Revenue for the third fiscal quarter of 2006 declined 11% to $10.0 million compared to $11.3 million for the third fiscal quarter of the prior year. Net loss for the third fiscal quarter of 2006 was $(1,675,000), or $(0.34) per share, versus a net income of $356,000, or $0.07 per diluted share, for the third fiscal quarter of 2005. The decrease in revenues was the result of a $1.1 million decrease (12%) in service revenues, the largest contributors being a $1.7 million decrease in revenues at the Baltimore clinical operation, a $1 million decrease in bioanalytical laboratory revenues, offset by increases in toxicology and preclinical services. Sales of the Company’s lines of equipment were down 5% to $2.1 million from $2.2 million in the prior year.

Cost of revenue for the third fiscal quarter was $7.5 million, or 75% of revenue, compared to $6.3 million, or 56% of revenue, in the same period last year. This decline in margin was the result of lower utilization of the Company’s services capacity where costs are relatively fixed, compared to the comparable quarter in the prior year, especially at the Baltimore site.

The Baltimore clinical operation has been negatively impacted by acquisition of a major customer by a generic drug company with existing clinical providers, with the subsequent cancellation of previously scheduled trials. Analytical services performed in Baltimore had previously been relocated to other BASi laboratory sites. As a result of continuing losses and the loss of a major customer, the Company has determined that there has been a permanent impairment of the value of intangible assets remaining from the acquisition of that facility, and has taken a charge against earnings of $968,000 in the three months ended June 30, 2006 to write off those assets. Including that charge, the clinic had a pre-tax loss of $2.3 million in the quarter.

Including the above write-off, operating expenses were $4.8 million for the quarter, an increase of $700,000 over the third quarter of fiscal 2005.

Revenue for the nine months ended June 30, 2006 increased 7% to $32.3 million, compared to $30.1 million for the similar period of the prior year. The net loss for the nine months was $(1,853,000), or $(0.38) per share, versus a net loss of $(137,000), or $(0.03) per share, for the first nine months of fiscal 2005. The increase in revenues was the result of a 7% increase in service revenues and an 8% increase in product revenues.

Cost of revenue for the current nine months was $21.7 million, or 67% of revenue, compared to $18.9 million, or 63% of revenue, in the same period last year. The lower margin experienced year-to-date is the result of lower utilization of laboratory and clinical capacity in the current quarter.

The increase in operating expenses of $2.3 million to $12.6 million for the nine months was the result of the same factors cited in the current quarter.

Peter T. Kissinger, Chairman and CEO said, “Our third fiscal quarter and nine months ended June 30, 2006 were very disappointing to us. We have experienced setbacks in our efforts to integrate and strengthen the Baltimore clinical unit acquired in 2003, and we concluded that our investment in the intangibles related to that acquisition are not recoverable in the foreseeable future. The cancellation of key contracts of an important client due to its acquisition was unanticipated. Replacing that lost business could not be quickly achieved. Including the write-off, our losses through nine months on that operation were $2.9 million pre-tax, which exceeds our consolidated loss. We are exploring options to mitigate the negative effect of those operations on our overall results.”

Bioanalytical Systems, Inc. is a pharmaceutical development company providing contract research services and monitoring instruments to the world’s leading drug development companies. BASi focuses on developing innovative services and products that increase efficiency and reduce costs associated with taking new drugs to market. Visit www.bioanalytical.com for more about BASi.

NOTE: A draft of this release was released in error to some media by a wire service on Friday, August 11, 2006. This document replaces that release in its entirety.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to the development of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the company’s filings with the Securities and Exchange Commission.

Bioanalytical Systems, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2006	2005	2006	2005

Service revenue	$7,956	$9,078	$25,548	$23,910
Product revenue	2,082	2,226	6,751	6,226
Total revenue	10,038	11,304	32,299	30,136

Cost of service revenue	6,343	5,434	18,965	16,570
Cost of product revenue	1,165	844	2,725	2,352
Total cost of revenue	7,508	6,278	21,690	18,922

Gross profit	2,530	5,026	10,609	11,214

Operating expenses:
Selling	625	718	2,038	1,919
Research and development	350	261	989	653
General and administrative	3,834	3,115	9,605	7,781
Total operating expenses	4,809	4,094	12,632	10,353

Operating income	(2,279)	932	(2,023)	861

Interest income	2	2	6	7
Interest expense	(272)	(250)	(780)	(782)
Other income	—	78	—	56
Gain on sale of property and equipment	—	34	—	21

Income (loss) before income taxes	(2,549)	796	(2,797)	163

Income taxes	(874)	(440)	(944)	(300)
Net income (loss)	$(1,675)	$356	$(1,853)	$(137)

Net income (loss) per share:
Basic	$(0.34)	$0.07	$(0.38)	$(0.03)
Diluted	$(0.34)	$0.07	$(0.38)	$(0.03)

Weighted common and common equivalent
shares outstanding:
Basic	4892	4,871	4,879	4,870
Diluted	4892	5,020	4,879	4,870